Exhibit 10.29
Director Compensation Summary
(effective as of April 1, 2007)
     Employee directors receive no additional compensation other than their normal salary for serving on the Board or its committees. Non-employee directors receive $45,000 annually. In addition, the Chairman of the Audit Committee receives a $25,000 annual retainer. The Chairmen of the Compensation and the Nominating and Corporate Governance Committees each receive an additional $20,000 annual retainer. Each Audit Committee member (other than the Chairman of the Committee) receives and additional $12,500 annual retainer. Each member of the Compensation and Nominating and Corporate Governance Committees (other than the Chairmen of those Committees) receives an additional 10,000 annual retainer. Outside directors also receive an initial grant, upon first election or appointment, and an annual grant of shares of 10,000 shares of restricted stock.